Exhibit 99.1

Julian Kirk

c/o Third Security, LLC

The Governor Tyler

1881 Grove Ave

Radford, Virginia 24141

April 15, 2016

Via Electronic-Mail Delivery & Federal Express Delivery

Jeremy Curnock Cook

Chairman of the Board

AmpliPhi Bioscience Corporation

3579 Valley Centre Drive, Suite 100

San Diego, CA 92130

Re:	Board Resignation

Dear Jeremy:

I write to inform you that effective immediately, I am resigning from the Board of Directors of AmpliPhi Biosciences Corporation (“AmpliPhi” or the “Company”).

I am resigning because Third Security, LLC (“Third Security”) has lost faith in the management and direction of the Company. The recent, alleged dispute over the interpretation of clause (i) of Section 4.4.4(b) of Article 4 of the Company’s Amended and Restated Articles of Incorporation, which provides for automatic conversion of Series B Preferred after an underwritten initial public offering meeting the conditions set forth therein, was a ruse to conceal from Third Security that the Company had concocted a transaction to deprive Third Security of its rights as a Series B Preferred Shareholder. Through that transaction, the Company essentially bribed certain individuals to acquire shares of Series B Preferred and then immediately convert those shares into Common Stock in exchange for 30% more shares of Common Stock, which the Company itself refers to as “inducement common shares,” than those individuals would be entitled to receive for converting under Article 4 of the Company’s Amended and Restated Articles of Incorporation. As a result of this bad faith conduct toward one of the Company’s largest investors, Third Security no longer trusts the Company’s management or Board and has no faith in their ability to create value for the Company’s shareholders.

After my resignation, and once Third Security has determined that neither Third Security nor I have possession of any material, non-public information regarding AmpliPhi, Third Security intends to liquidate its investment in the Company. Third Security intends to file an amended Schedule 13D, reflecting this decision.

Sincerely,
/s/ Julian Kirk
Julian Kirk

cc: M. Scott Salka